Exhibit 10.2

Trout Capital LLC

Member FINRA, SIPC

April 25, 2013

PERSONAL & CONFIDENTIAL

Christopher Anzalone Ph.D

President & Chief Executive Officer

Arrowhead Research Corporation

225 South Lake Avenue, Suite 1050

Pasadena, California 91101

Dear Chris,

This letter (the “Agreement”) confirms the agreement between Trout Capital LLC (“Trout”) and Arrowhead Research Corporation (the “Company”) as follows:

1. Services.

(a) The Company hereby engages Trout to render financial advisory services to the Company, including those described in Section 1. (b) herein.

(b) Trout shall provide non-exclusive advisory services (the “Services”) in connection with a currently contemplated financing of the Company (a “Transaction”). As appropriate, Trout will:

(i)	Develop a list of targets to approach on behalf of the Company;

(ii)	Advise the Company with respect to the structure, terms and timing of a Transaction;

(iii)	Prepare and assist in negotiations, as required;

(iv)	Review the required Transaction documents to the extent such documents relate to the Transaction or the terms of securities being offered in the Transaction;

(v)	Render such other financial advisory services as may from time to time be agreed upon by the Company and Trout.

(c) The Company shall make available to Trout all information concerning the business, assets, liabilities, operations and financial condition of the Company which Trout reasonably requests in connection with its performance of the Services. All such information provided by or on behalf of the Company shall be complete, accurate and not misleading. Trout will not independently verify such information and will rely upon the accuracy and completeness of the information provided by the Company. The

740 Broadway / 9th Floor / New York, NY 10003

Phone / 646-378-2900 Fax / 646-378-2901

www.troutcapital.com

Company shall be solely responsible for the accuracy and completeness of the information memorandum and all other descriptive material prepared by the Company (with or without Trout’s assistance) concerning the Company and the proposed Transaction. Trout will not independently verify information contained in such material. No descriptive material shall be distributed without the Company’s prior consent.

(d) The Company agrees that it will be solely responsible for ensuring that any Transaction complies with applicable law. The Company understands that Trout is not undertaking to provide any legal, regulatory, accounting, insurance, tax or other similar professional advice and the Company confirms that it is relying on its own counsel, accountants and similar advisors for such advice.

2. Conduct of Potential Transaction Services. In order for Trout to effectively coordinate the Transaction process, Trout shall have the sole authority to initiate and conduct discussions or negotiations with all potential targets that have been approved by the Company. The Company shall identify to Trout (a) all potential targets that Company has been in contact with prior to Trout’s engagement, and (b) all potential targets that make inquiries to the Company during Trout’s engagement.

3. Best Efforts. Subject to the performance by the Company of its obligations under this Agreement and to the terms and conditions of this Agreement, Trout agrees to use its reasonable best efforts, in accordance with customary practice, to arrange the proposed Transaction. The Company expressly acknowledges and agrees that Trout’s obligations under this Agreement are on a reasonable best efforts basis only and that Trout cannot ensure the successful arrangement or completion of the proposed Transaction.

4. Fees and Expenses.

(a) Trout shall receive a transaction fee with respect to any actual Transaction arising from this Agreement. Upon the closing of the sale of any debt or equity securities in a Transaction or any part of a Transaction, the Company shall pay Trout a fee equal to two percent (2%) of the total gross amount raised or committed by the lenders and/or investors in the Transaction listed in Schedule A to this Agreement (the “Fee”).

(b) The Company shall reimburse Trout for all reasonable out-of-pocket expenses incurred by Trout in connection with the performance of the Services under this Agreement, including, without limitation, reasonable attorneys’ fees and expenses, long distance telephone charges, overnight delivery costs, postage, printing, photocopying and travel; provided, that such out-of-pocket expenses shall not exceed a total of $10,000 without the prior consent of the Company. Trout personnel shall travel coach class for all domestic flights of five hours or less in duration and may travel business class for all domestic flights more than five hours in duration and all foreign flights. The Company shall reimburse Trout for expenses within ten (10) days after submission of an expense report detailing expenses incurred.

740 Broadway / 9th Floor / New York, NY 10003

Phone / 646-378-2900 Fax / 646-378-2901

www.troutcapital.com

(c) All fees and expenses payable under this Agreement are net of applicable withholding, sales or similar taxes.

(d) All Fees associated with the Transaction are due within ten (10) business days after the closing of a Transaction.

5. Term.

(a) The Term of the Agreement is 30 days.

(b) This Agreement may be terminated at any time by either Trout or the Company, with or without cause, upon written notice to the other. Upon termination of this Agreement, the Company shall pay Trout for all out-of-pocket expenses which it has incurred in connection with the performance of the Services under this Agreement and which have not been reimbursed pursuant to Section 4(c).

(c) If the Company terminates this Agreement pursuant to Section 4(b) and the Company completes a Transaction within 30 days of the date of this Agreement with an investor listed on Schedule A , the Company shall pay Trout the same Fee Trout would have been entitled to receive had the Transaction been completed during the term of this Agreement.

6. Nature of Relationship. Trout will act under this Agreement as an independent contractor with duties solely to the Company. Nothing in this Agreement shall be deemed to create a fiduciary, agency, employment or joint venture relationship between Trout and the Company. Nothing in this Agreement shall be deemed to confer on any person or entity other than Trout and the Company or their respective successors and assigns and, to the extent expressly set forth herein, the Indemnified Parties (as defined in Section 8(a)), any relationship, rights or remedies under or by reason of this Agreement or of the Services to be rendered by Trout.

7. Confidentiality.

(a) Trout will not disclose to any other person or entity, or use for any purpose, any information pertaining to the Company or any subsidiary of the Company which is either non-public, confidential or proprietary (“Information”) that Trout obtains or is given access to by the Company or one of its subsidiaries or any of their respective officers, directors, employees, advisors or other agents (“Representatives”) during the term of this Agreement. “Information” does not include information which (i) is now, or hereafter becomes, through no act or failure to act on the part of Trout, generally

740 Broadway / 9th Floor / New York, NY 10003

Phone / 646-378-2900 Fax / 646-378-2901

www.troutcapital.com

known or available to the public; (ii) was acquired by Trout before receiving such information from the Company (or any of its subsidiaries or Representatives) and without restriction as to use or disclosure; (iii) is hereafter rightfully furnished to Trout by a third party, without restriction as to use or disclosure; (iv) is information which was independently developed by Trout without breach of any obligation of confidentiality; (v) is required to be disclosed pursuant to law, provided that Trout (A) gives the Company reasonable advance notice of such required disclosure so that the Company may seek an appropriate protective order or other remedy; (B) will not oppose, and will cooperate with, the Company at the Company’s expense in seeking such order or remedy and (C) will disclose only that portion of the Information which it is legally compelled to disclose; or (vi) is disclosed with the prior written consent of the Company. The provisions of this Section 7(a) shall survive the termination of this Agreement for a period of three years.

(b) Notwithstanding the foregoing, Trout may disclose any Information to its affiliates and to its or their respective Representatives in connection with the performance of the Services or if necessary in order to protect or enforce its rights under this Agreement. In addition, Trout shall have the right to disclose to others in the normal course of its business its relationship with the Company.

(c) All advice (written or oral) given by Trout to the Company or any of its subsidiaries is intended solely for the benefit and use of the Company and its subsidiaries (limited to their respective management and Board of Directors). Except as required by law, the Company shall not use, reproduce, disseminate or quote such advice at any time in any manner, nor shall any public references to Trout be made by the Company, in each case, without Trout’s prior written consent. Any descriptive material prepared with Trout’s assistance shall not be used, reproduced, disseminated, quoted or referred to by the Company, any subsidiaries of the Company nor any of their respective Representatives at any time or in any matter, except (i) with regard to assisting potential investors or lenders under the terms of separate confidentiality agreements; or (ii) with the prior written consent of Trout, unless the Company is required by law to disclose such information, provided that the Company (A) gives Trout reasonable advance notice of such required disclosure so that Trout may seek an appropriate protective order or other remedy; (B) will not oppose, and will cooperate with, Trout, at its own expense, in seeking such order or remedy and (C) will disclose only that portion of the Information which it is legally compelled to disclose. The provisions of this Section 7(c) shall survive the termination of this Agreement for a period of three years.

8. Indemnification.

(a) The Company hereby agrees to defend, indemnify and hold harmless Trout and its members, managers, employees, agents, other representatives and each other person who controls Trout within the meaning of the Securities Act of 1933, as

740 Broadway / 9th Floor / New York, NY 10003

Phone / 646-378-2900 Fax / 646-378-2901

www.troutcapital.com

amended or the Securities Exchange Act of 1934, as amended, and their respective heirs, successors, assigns and affiliates (each an “Indemnified Party” and together, the “Indemnified Parties”) from and against any and all losses, deficiencies, claims, actions, liabilities, damages, assessments, judgments, obligations, penalties, awards and other liabilities, costs and expenses, including but not limited to interest, penalties and reasonable fees, disbursements and expenses of attorneys, accountants, financial and other advisors, experts and witnesses, both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision (collectively, “Damages”) caused by, based upon, resulting from or arising out of this Agreement and/or the provision of the Services to the Company by Trout and/or the Transaction, except for Damages that result primarily and directly from the gross negligence or willful misconduct of any such Indemnified Party, as determined in a final adjudication by a court of competent jurisdiction.

(b) Promptly after receipt by an Indemnified Party of notice of the commencement of any claim, action or other proceeding against it (collectively, an “Indemnified Claim”), such Indemnified Party shall provide the Company with written notice of the commencement thereof; provided, that no failure or delay by the Indemnified Party in giving such notice will relieve the Company from any obligation or liability under this Agreement, except and to the extent that the Company is materially prejudiced by such failure or delay. Such notice shall describe the Indemnified Claim in reasonable detail. The Company may elect to defend, at its own expense and with counsel of its selection, reasonably satisfactory to the Indemnified Party, any Indemnified Claim unless (i) the Indemnified Claim seeks an order, injunction or other equitable or declaratory relief against the Indemnified Party; (ii) the Indemnified Party shall have reasonably concluded that there is an actual or potential conflict of interest between it and the Company in the conduct of such defense; (iii) the Indemnified Party shall have one or more defenses available to it that are not available to the Company; (iii) the Company shall have failed to employ counsel reasonably satisfactory to the Indemnified Party; or (iv) the Company is not timely or diligently defending such Indemnified Claim. If the Company elects to defend such Indemnified Claim, it shall within ten days (or sooner, if the nature of the Indemnified Claim so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Company, in the defense of such Indemnified Claim. If the Company elects not to defend the Indemnified Claim, is not permitted to defend the Indemnified Claim by reason of this Section 8(b), fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Indemnified Claim, the Indemnified Party may pay, compromise or defend such Indemnified Claim at the sole cost and expense of the Company. Notwithstanding the foregoing, neither the Indemnified Party nor the Company may settle or compromise any claim over the reasonable written objection of the other; provided that the Indemnified Party may settle or compromise any Indemnified Claim as to which the Company has failed to notify the Indemnified Party of its election under

740 Broadway / 9th Floor / New York, NY 10003

Phone / 646-378-2900 Fax / 646-378-2901

www.troutcapital.com

this Section 8(b) or as to which the Company is contesting its indemnification obligations hereunder or as to which such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff of a release of the Company from all liability with respect to such Indemnified Claim. Should either party unreasonably withhold, delay or condition consent to any settlement or compromise of any Indemnified Claim, that party shall be liable for all further defense related costs, including reasonable outside attorneys’ fees and expenses. In any event, the Indemnified Party may participate, at its own expense, in the defense of any Indemnified Claim. If the Company chooses to defend any Indemnified Claim, the Indemnified Party shall make available to the Company any books, records or other documents within its control that are necessary or appropriate for such defense. If the Indemnified Party defends the Indemnified Claim, the Company shall cooperate in such defense and shall make available to the Indemnified Party any books, records or other documents within its control that are necessary or appropriate for such defense. Any Damages of the Indemnified Party for which the Company is liable for indemnification hereunder shall be paid upon written demand therefor.

(c) If the foregoing indemnity is unavailable to any Indemnified Party for any reason, then the Company, on one hand, and Trout, on the other hand, shall contribute to the Damages of the Indemnified Party in accordance with the relative benefits received by the Company, on one hand, and Trout, on the other hand, and also the relative fault of the Company, on one hand, and Trout on the other hand, in connection with the statements, acts or omissions which resulted in such Damages and other relevant equitable considerations. Notwithstanding the foregoing, Trout shall not be obligated to contribute any amount pursuant to this Section 8(c) that exceeds the amount of the Fee received by Trout pursuant to this Agreement.

(d) The provisions of this Section 8 shall survive the termination of this Agreement.

9. Freedom to Provide Other Services. During the term of this Agreement, Trout may provide the same or similar Services to or for any person or entity other than the Company, including, but not limited to, competitors of the Company.

10. Communications. The Company acknowledges that certain communications systems and networks which Trout may use or rely on in performing the Services do not necessarily represent a secure environment in which to conduct communications. These systems include certain telephone systems, computer networks and the Internet. Nevertheless, the Company authorizes Trout, subject to the confidentiality provisions of Section 7, to use such systems (including sending and receiving electronic mail) for communication of sensitive information about the Company.

740 Broadway / 9th Floor / New York, NY 10003

Phone / 646-378-2900 Fax / 646-378-2901

www.troutcapital.com

11. Publicity. Subject to applicable law, Trout may (i) place advertisements in financial and other newspapers and journals (including electronic versions thereof) at its own expense describing its services to the Company and (ii) use the Company’s name and corporate logo in such advertising or in other promotional materials (including electronic versions thereof) concerning Trout’s services.

12. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York with respect to contracts made and to be performed entirely therein and without regard to choice of law principles thereof.

(b) Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement or the breach, validity or termination thereof shall be fully and finally settled in accordance with the rules of the FINRA, under procedures administered by FINRA Dispute Resolution, Inc., and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be New York City, New York. A request for interim measures by a party to a court shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

(c) The parties (A) consent to the exclusive jurisdiction of the state and federal courts located in the County of New York, State of New York for all purposes in connection with dispute resolution, including the entry of judgment on any award; (B) waive any objection to laying venue in any such court; (C) waive any objection that any such court is an inconvenient forum or does not have jurisdiction over any party; and (D) consent that any process, notice of motion or other application to such courts, and any papers in connection with arbitration, may be served by registered or certified mail, return receipt requested, by personal service, or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed.

13. Miscellaneous.

(a) If any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(b) This Agreement contains the entire understanding of the parties relating to the subject matter of this Agreement and supercedes all prior agreements and understandings with respect to such subject matter, whether oral or written. No

740 Broadway / 9th Floor / New York, NY 10003

Phone / 646-378-2900 Fax / 646-378-2901

www.troutcapital.com

modification to any provision of this Agreement shall be binding unless in writing and signed by both the Company and Trout. No waiver of any rights under this Agreement will be effective unless in writing, signed by the party against whom enforcement of such waiver is sought. The waiver of a default shall not constitute a waiver of any other default, and the failure of either party to enforce any right or remedy for any one default shall not be deemed a waiver of such right or remedy if the offending party persists in such default or commits another default, nor shall such failure in any way affect the validity of the Agreement or any provision of this Agreement.

(c) All notices under this Agreement shall be sufficient if delivered by registered or certified mail, overnight mail or personal service. Any notice shall be deemed to be given only upon actual receipt or refusal of receipt to the address of the Company or Trout, as the case may be, set forth above or such other address as such party shall have specified in writing to the other party in accordance with this Section 14(c).

(d) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears on such counterpart, but all of which together shall constitute but one and the same instrument.

(e) This Agreement, and any right or obligation under this Agreement, may not be assigned, transferred or delegated by either party without the express prior written consent of the other party; provided, however, that either party may, without the consent of the other party, assign or transfer this Agreement to any direct or indirect parent or subsidiary company of such party or in connection with a merger or sale of all or substantially all of the assets or stock of such party. Subject to the foregoing, this Agreement and the obligations hereunder shall be binding on the representatives, assigns, and successors of the party in question and shall inure to the benefit of the assigns and successors of such party.

If the foregoing terms meet with your approval, please sign and return the enclosed copy of this Agreement.

We look forward to working with you.

740 Broadway / 9th Floor / New York, NY 10003

Phone / 646-378-2900 Fax / 646-378-2901

www.troutcapital.com

Acknowledged and Agreed to:

Trout Capital LLC

By:	Jonathan Fassberg	/s/ Jonathan Fassberg

Its:	CEO	Dated:	April 25, 2013

Arrowhead Research Corporation

By:	Christopher Anzalone	/s/ Christopher Anzalone

Its:	CEO	Dated:	April 25, 2013

740 Broadway / 9th Floor / New York, NY 10003

Phone / 646-378-2900 Fax / 646-378-2901

www.troutcapital.com